Exhibit 99.1

Digimarc Reports Third Quarter 2023 Financial Results

Annual Recurring Revenue1 Increases 54%

Subscription Gross Profit Margin Expands to 85.5%

Beaverton, Ore. – November 6, 2023 – Digimarc Corporation (NASDAQ: DMRC) reported financial results for the third quarter ended September 30, 2023.

"Q3 was another strong quarter for Digimarc. We delivered a 54% year-over-year increase in our ending Annual Recurring Revenue (ARR) while driving a 1,000 basis point year-over-year increase in subscription gross profit margin,” said Digimarc CEO Riley McCormack. "Our focus on being easy to begin doing business with and excellent at guiding customers along their product digitization journey is paying off, and our recent expansion of Digimarc Validate to the digital domain provides an additional accelerant as it significantly increases our Total Addressable Market (TAM) and meaningfully strengthens our moats -- across all areas of our business.  It is becoming clear to many stakeholders that our legacy as the pioneer and widely recognized leader of digital watermarking, coupled with our history of building massive, multinational, multistakeholder and mission critical systems on top of our technology, has ideally positioned us to provide the foundational layer of a safe, fair, trusted and authentic internet, something that was needed before the rise of generative Artificial Intelligence (GenAI), but is absolutely required today."

Third Quarter 2023 Financial Results

Subscription revenue for the third quarter of 2023 increased to $4.8 million compared to $4.1 million for the third quarter of 2022, primarily reflecting higher subscription revenue from new and existing commercial contracts.

Service revenue for the third quarter of 2023 increased to $4.2 million compared to $3.7 million for the third quarter of 2022, primarily reflecting higher service revenue from the Central Banks.

Total revenue for the third quarter of 2023 increased to $9.0 million compared to $7.8 million for the third quarter of 2022.

Gross profit margin for the third quarter of 2023 increased to 58% compared to 53% for the third quarter of 2022. Excluding amortization expense on acquired intangible assets, subscription gross profit margin increased to 85% from 75% while service gross profit margin decreased to 54% from 57% for the third quarter of 2023 compared to the third quarter of 2022.

Non-GAAP gross profit margin for the third quarter of 2023 increased to 76% compared to 72% for the third quarter of 2022.

Operating expenses for the third quarter of 2023 decreased $3.3 million, or 17%, to $16.4 million compared to $19.7 million for the third quarter of 2022, primarily reflecting $1.4 million of lower severance costs incurred for organizational changes, $1.1 million of lower compensation costs due to lower headcount, partially offset by annual compensation adjustments, and $0.6 million of lower contractor and consulting expenses.

Non-GAAP operating expenses for the third quarter of 2023 decreased $2.3 million, or 15%, to $13.2 million compared to $15.5 million for the third quarter of 2022.

Net loss for the third quarter of 2023 was $10.7 million or $(0.53) per share compared to $14.9 million or $(0.76) per share for the third quarter of 2022.

Non-GAAP net loss for the third quarter of 2023 was $5.9 million or $(0.29) per share compared to $9.3 million or $(0.47) per share for the third quarter of 2022.

At September 30, 2023, cash, cash equivalents and marketable securities totaled $33.3 million compared to $34.5 million at June 30, 2023.

1 Annual Recurring Revenue (ARR) is a company performance metric calculated as the aggregation of annualized subscription fees from all of our commercial contracts as of the measurement date.

Conference Call

Digimarc will hold a conference call today (Monday, November 6, 2023) to discuss these financial results and to provide a business update. CEO Riley McCormack, CFO Charles Beck and CLO Joel Meyer will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s prepared remarks.

The conference call will be broadcast live and available for replay here and in the investor section of the company's website. The conference call script will also be posted to the company's website shortly before the call.

For those who wish to call in via telephone to ask a question, please dial the number below at least five minutes before the scheduled start time:

Toll-Free Number: 877-407-0832
International Number: 201-689-8433
Conference ID: 13737195

Company Contact:

Charles Beck

Chief Financial Officer
Charles.Beck@digimarc.com

+1 503-469-4721

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About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is a global leader in product digitization. A pioneer in digital watermarks, Digimarc connects every physical and digital item to a digital twin that enables the capture of product data, records events and interactions, and supports powerful new automations. Trusted to deter counterfeiting of global currency for more than 20 years, Digimarc is also recognized for ensuring product authenticity, improving plastics recycling, and more, with a commitment to promoting a prosperous, safer, and more sustainable world. In 2023, Digimarc was named to the Fortune 2023 Change the World list and honored as a 2023 Fast Company World Changing Ideas finalist. See more at Digimarc.com.

Forward-Looking Statements

Except for historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management's opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and regulatory factors. More detailed information about risk factors that may affect actual results are outlined in the company's Form 10-K for the year ended December 31, 2022, and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Non-GAAP Financial Measures

This release contains the following non-GAAP financial measures: Non-GAAP gross profit, Non-GAAP gross profit margin, Non-GAAP operating expenses, Non-GAAP net loss, and Non-GAAP loss per share (diluted). See below for a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. These non-GAAP financial measures are an important measure of our operating performance because they allow management, investors and analysts to evaluate and assess our core operating results from period-to-period after removing non-cash and non-recurring activities that affect comparability.  Our management uses these non-GAAP financial measures in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparisons.

Digimarc believes that providing these non-GAAP financial measures, together with the reconciliation to GAAP, helps management and investors make comparisons between us and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measures and the corresponding GAAP measures provided by each company under applicable SEC rules. These non-GAAP financial measures are not measurements of financial performance or liquidity under GAAP. In order to facilitate a clear understanding of its consolidated historical operating results, investors should examine Digimarc’s non-GAAP financial measures in conjunction with its historical GAAP financial information, and investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.  Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to, GAAP financial measures. Non-GAAP financial measures may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results.

Digimarc Corporation

Consolidated Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Subscription	$4,811	$4,086	$13,374	$11,121
Service	4,183	3,735	12,193	11,858
Total revenue	8,994	7,821	25,567	22,979
Cost of revenue:
Subscription (1)	698	1,006	2,264	2,934
Service (1)	1,938	1,602	5,621	5,177
Amortization expense on acquired intangible assets	1,135	1,048	3,346	3,362
Total cost of revenue	3,771	3,656	11,231	11,473
Gross profit:
Subscription (1)	4,113	3,080	11,110	8,187
Service (1)	2,245	2,133	6,572	6,681
Amortization expense on acquired intangible assets	(1,135)	(1,048)	(3,346)	(3,362)
Total gross profit	5,223	4,165	14,336	11,506
Gross profit margin:
Subscription (1)	85%	75%	83%	74%
Service (1)	54%	57%	54%	56%
Total	58%	53%	56%	50%

Operating expenses:
Sales and marketing	5,366	7,684	16,770	23,702
Research, development and engineering	6,308	7,575	20,295	19,731
General and administrative	4,433	4,132	13,412	15,027
Amortization expense on acquired intangible assets	272	301	800	964
Impairment of lease right of use assets and leasehold improvements	—	—	250	574
Total operating expenses	16,379	19,692	51,527	59,998

Operating loss	(11,156)	(15,527)	(37,191)	(48,492)
Other income, net	478	623	1,870	1,214
Loss before income taxes	(10,678)	(14,904)	(35,321)	(47,278)
Provision for income taxes	(45)	(26)	(65)	(72)
Net loss	$(10,723)	$(14,930)	$(35,386)	$(47,350)

Loss per share:
Loss per share — basic	$(0.53)	$(0.76)	$(1.76)	$(2.51)
Loss per share — diluted	$(0.53)	$(0.76)	$(1.76)	$(2.51)
Weighted average shares outstanding — basic	20,217	19,721	20,158	18,877
Weighted average shares outstanding — diluted	20,217	19,721	20,158	18,877

(1) Cost of revenue, Gross profit and Gross profit margin for Subscription and Service excludes amortization expense on acquired intangible assets.

Digimarc Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP gross profit	$5,223	$4,165	$14,336	$11,506
Amortization of acquired intangible assets	1,135	1,048	3,346	3,362
Amortization and write-off of other intangible assets	143	145	433	430
Stock-based compensation	310	270	866	736
Non-GAAP gross profit	$6,811	$5,628	$18,981	$16,034
Non-GAAP gross profit margin	76%	72%	74%	70%

GAAP operating expenses	$16,379	$19,692	$51,527	$59,998
Depreciation and write-off of property and equipment	(223)	(316)	(911)	(1,036)
Amortization of acquired intangible assets	(272)	(301)	(800)	(964)
Amortization and write-off of other intangible assets	(228)	(4)	(276)	(63)
Amortization of lease right of use assets under operating leases	(94)	(248)	(426)	(768)
Stock-based compensation	(2,382)	(3,298)	(7,280)	(8,574)
Impairment of lease right of use assets and leasehold improvements	—	—	(250)	(574)
Acquisition-related expenses	—	—	—	(447)
Non-GAAP operating expenses	$13,180	$15,525	$41,584	$47,572

GAAP net loss	$(10,723)	$(14,930)	$(35,386)	$(47,350)
Total adjustments to gross profit	1,588	1,463	4,645	4,528
Total adjustments to operating expenses	3,199	4,167	9,943	12,426
Non-GAAP net loss	$(5,936)	$(9,300)	$(20,798)	$(30,396)

GAAP loss per share (diluted)	$(0.53)	$(0.76)	$(1.76)	$(2.51)
Non-GAAP net loss	$(5,936)	$(9,300)	$(20,798)	$(30,396)
Non-GAAP loss per share (diluted)	$(0.29)	$(0.47)	$(1.03)	$(1.61)

Digimarc Corporation

Consolidated Balance Sheet Information

(in thousands)

(Unaudited)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents (1)	$32,335	$33,598
Marketable securities (1)	996	18,944
Trade accounts receivable, net	7,042	5,427
Other current assets	4,578	6,172
Total current assets	44,951	64,141
Property and equipment, net	1,656	2,390
Intangibles, net	28,977	33,170
Goodwill	8,323	8,229
Lease right of use assets	4,108	4,720
Other assets	827	1,127
Total assets	$88,842	$113,777

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$6,207	$5,989
Deferred revenue	7,315	4,145
Total current liabilities	13,522	10,134
Long-term lease liabilities	6,170	5,977
Other long-term liabilities	267	76
Total liabilities	19,959	16,187

Shareholders’ equity:
Preferred stock	50	50
Common stock	20	20
Additional paid-in capital	373,844	367,692
Accumulated deficit	(301,195)	(265,809)
Accumulated other comprehensive loss	(3,836)	(4,363)
Total shareholders’ equity	68,883	97,590

Total liabilities and shareholders’ equity	$88,842	$113,777

(1) Aggregate cash, cash equivalents, and marketable securities was $33,331 and $34,542 at September 30, 2023 and June 30, 2023, respectively.

Digimarc Corporation

Consolidated Cash Flow Information

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(35,386)	$(47,350)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and write-off of property and equipment	911	1,036
Amortization of acquired intangible assets	4,146	4,326
Amortization and write-off of other intangible assets	709	493
Amortization of lease right of use assets under operating leases	426	768
Stock-based compensation	8,146	9,310
Impairment of lease right of use assets and leasehold improvements	250	574
Changes in operating assets and liabilities:
Trade accounts receivable	(1,581)	(241)
Other current assets	1,688	(2,233)
Other assets	279	(611)
Accounts payable and other accrued liabilities	299	(2,153)
Deferred revenue	3,298	233
Lease liability and other long-term liabilities	136	(1,040)
Net cash used in operating activities	(16,679)	(36,888)

Cash flows from investing activities:
Net cash paid for acquisition	—	(3,512)
Purchase of property and equipment	(208)	(783)
Capitalized patent costs	(295)	(404)
Proceeds from maturities of marketable securities	26,696	17,498
Purchases of marketable securities	(8,664)	(5,873)
Net cash provided by investing activities	17,529	6,926

Cash flows from financing activities:
Issuance of common stock, net of issuance costs	—	58,220
Purchase of common stock	(2,036)	(1,560)
Repayment of loans	(33)	(32)
Net cash (used in) provided by financing activities	(2,069)	56,628
Effect of exchange rate on cash	(44)	(100)
Net (decrease) increase in cash and cash equivalents (2)	$(1,263)	$26,566

Cash, cash equivalents and marketable securities at beginning of period	52,542	41,618
Cash, cash equivalents and marketable securities at end of period	33,331	56,357
(2) Net (decrease) increase in cash, cash equivalents and marketable securities	$(19,211)	$14,739

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